Exhibit 99.(8)(r)
PARTICIPATION AGREEMENT
Among
PACIFIC LIFE INSURANCE COMPANY,
PIMCO VARIABLE INSURANCE TRUST,
and
ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC
     THIS AGREEMENT, dated as of the 1ST day of May, 2010, by and among Pacific Life Insurance Company, (the “Company”), a Nebraska life insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each account hereinafter referred to as the “Account”), PIMCO Variable Insurance Trust (the “Fund”), a Delaware statutory trust, and Allianz Global Investors Distributors LLC (the “Underwriter”), a Delaware limited liability company.
     WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance and variable annuity contracts (the “Variable Insurance Products”) to be offered by insurance companies which have entered into participation agreements with the Fund and Underwriter (“Participating Insurance Companies”);
     WHEREAS, the shares of beneficial interest of the Fund are divided into several separate series of shares, each designated a “Portfolio” and representing the interest in a particular managed portfolio of securities and other assets;
     WHEREAS, the Fund has obtained an order (PIMCO Variable Insurance Trust, et al., Investment Company Act Rel. Nos. 22994 (Jan. 7, 1998) (Notice) and 23022 (Feb. 9, 1998)(Order)) from the Securities and Exchange Commission (the “SEC”) granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (the “1940 Act”) and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, if and to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (the “Mixed and Shared Funding Exemptive Order”);
     WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and shares of the Portfolios are registered under the Securities Act of 1933, as amended (the “1933 Act”);
     WHEREAS, Pacific Investment Management Company LLC (the “Adviser”), which serves as investment adviser to the Fund, is duly registered as an investment adviser under the federal Investment Advisers Act of 1940, as amended;
     WHEREAS, the Company has issued or will issue certain variable life insurance and/or variable annuity contracts supported wholly or partially by the Account (the “Contracts”), and said Contracts are listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement;

     WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Contracts;
     WHEREAS, the Underwriter, which serves as distributor to the Fund, is registered as a broker dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”);
     WHEREAS, Pacific Select Distributors, Inc. the principal underwriter and distributor of the Contracts, is registered as a broker-dealer with the SEC under the 1934 Act and is a member in good standing with FINRA; and
     WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase Advisor Class shares in the Portfolios listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to the Account at net asset value;
     NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:
ARTICLE I. Sale of Fund Shares
          1.1. The Fund has granted to the Underwriter exclusive authority to distribute the Fund’s shares, and has agreed to instruct, and has so instructed, the Underwriter to make available to the Company for purchase on behalf of the Account Fund shares of those Designated Portfolios selected by the Underwriter. Pursuant to such authority and instructions, and subject to Article IX hereof, the Underwriter agrees to make available to the Company for purchase on behalf of the Account, shares of those Designated Portfolios, such purchases to be effected at net asset value in accordance with Section 1.3 of this Agreement. Notwithstanding the foregoing, the Board of Trustees of the Fund (the “Board”) may suspend or terminate the offering of Fund shares of any Designated Portfolio or class thereof, or liquidate any Designated Portfolio or class thereof, if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Board acting in good faith, suspension, termination or liquidation is necessary in the best interests of the shareholders of such Designated Portfolio.
          1.2. The Fund shall redeem, at the Company’s request, any full or fractional Designated Portfolio shares held by the Company on behalf of the Account, such redemptions to be effected at net asset value in accordance with Section 1.3 of this Agreement. Notwithstanding the foregoing, (i) the Company shall not redeem Fund shares attributable to Contract owners except in the circumstances permitted in Section 1.3 of this Agreement, and (ii) the Fund may delay redemption of Fund shares of any Designated Portfolio to the extent permitted by the 1940 Act, and any rules, regulations or orders thereunder.
          1.3. Purchase and Redemption Procedures
               (a) The Fund hereby appoints the Company as an agent of the Fund for the limited purpose of receiving purchase and redemption requests on behalf of the Account (but not with respect to any Fund shares that may be held in the general account of the Company) for shares of those Designated Portfolios made available hereunder, based on allocations of amounts to the Account or subaccounts thereof under the Contracts and other transactions relating to the Contracts or the Account.

Receipt and acceptance of any such request (or relevant transactional information therefor) on any day the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC (a “Business Day”) by the Company as such limited agent of the Fund prior to the time that the Fund ordinarily calculates its net asset value as described from time to time in the Fund’s statutory prospectus, as such term is defined in Rule 498 under the 1933 Act (which as of the date of execution of this Agreement is 4:00 p.m. Eastern Time) shall constitute receipt and acceptance by the Fund on that same Business Day, provided that the Fund or its designated agent receives notice of such request by 9:30 a.m. Eastern Time on the next following Business Day.
               (b) The Company shall pay for shares of each Designated Portfolio on the same day that it notifies the Fund of a purchase request for such shares. Payment for Designated Portfolio shares shall be made in federal funds transmitted to the Fund by wire to be received by the Fund by 6:00 p.m. Eastern Time on the Business Day the Fund is notified of the purchase request for Designated Portfolio shares (which request may be net of redemptions of shares). If federal funds are not received on time, such funds will be invested, and Designated Portfolio shares purchased thereby will be issued, as soon as practicable and the Company shall promptly, upon the Fund’s request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowing or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request. Upon receipt of federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund.
               (c) Payment for Designated Portfolio shares redeemed by the Account or the Company shall be made in federal funds transmitted by wire to the Company or any other designated person on the next Business Day after the Fund is properly notified of the redemption order of such shares (which order shall be net of any purchase orders) except that the Fund reserves the right to redeem Designated Portfolio shares in assets other than cash and to delay payment of redemption proceeds to the extent permitted under Section 22(e) of the 1940 Act and any Rules thereunder, and in accordance with the procedures and policies of the Fund as described in the then current statutory prospectus and/or SAI. The Fund shall not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds by the Company; the Company alone shall be responsible for such action.
               (d) Any purchase or redemption request for Designated Portfolio shares held or to be held in the Company’s general account shall be effected at the net asset value per share next determined after the Fund’s receipt of such request, provided that, in the case of a purchase request, payment for Fund shares so requested is received by the Fund in federal funds prior to close of business for determination of such value, as defined from time to time in the Fund’s statutory prospectus.
               (e) The Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”), (iii) upon 45 days prior written notice to the Fund and the Underwriter, as permitted by an order of the SEC pursuant to Section 26(c) of the 1940 Act, but only if a substitution of other securities for the shares of the Designated Portfolios is consistent with the terms of the Contracts, or (iv) as permitted under the terms of the Contracts. Upon request, the Company will promptly furnish to the Fund reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract owners from allocating payments to a Designated Portfolio that was otherwise available under the Contracts without first giving the Fund 30 days notice of its intention to do so.

          1.4. The Fund shall use its best efforts to make the net asset value per share for each Designated Portfolio available to the Company by 6:30 p.m. Eastern Time each Business Day, and in any event, as soon as reasonably practicable after the net asset value per share for such Designated Portfolio is calculated, and shall calculate such net asset value in accordance with the Fund’s statutory prospectus. If the Fund anticipates that it will not be able to send the Pricing Information by the above deadline, the Fund will send a notification (“Notification”) to the Company that such Pricing Information may not be sent by such deadline in the same manner as described in the preceding sentences for transmission of Pricing Information. The Fund shall then provide the Pricing Information as soon as possible thereafter and the Company will, to the extent possible without impacting its daily calculations for the custom investment options, work with the Fund to accept Pricing Information after the above referenced deadline. In the event of an error in the computation of a Fund’s net asset value per share requiring correction action under the Fund’s net asset value pricing error correction procedures (“Price Error”), such price error shall be corrected in accordance with the Fund’s net asset value pricing error procedures. The parties shall use best efforts to resolve any print expenses resulting from correcting Fund net asset value errors.
          1.5. Neither the Fund, any Designated Portfolio, the Underwriter, nor any of their affiliates shall be liable for any information provided to the Company pursuant to this Agreement which information is based on incorrect information supplied by the Company or any other Participating Insurance Company to the Fund or the Underwriter.
          1.6. The Fund shall furnish notice (by wire or telephone followed by written confirmation) to the Company as soon as reasonably practicable of any income dividends or capital gain distributions payable on any Designated Portfolio shares. The Company, on its behalf and on behalf of the Account, hereby elects to receive all such dividends and distributions as are payable on any Designated Portfolio shares in the form of additional shares of that Designated Portfolio. The Company reserves the right, on its behalf and on behalf of the Account, to revoke this election and to receive all such dividends and capital gain distributions in cash. The Fund shall notify the Company promptly of the number of Designated Portfolio shares so issued as payment of such dividends and distributions.
          1.7. Issuance and transfer of Fund shares shall be by book entry only. Share certificates will not be issued to the Company or the Account. Purchase and redemption orders for Fund shares shall be recorded in an appropriate ledger for the Account or the appropriate subaccount of the Account.
          1.8. (a) The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund’s shares may be sold to other insurance companies (subject to Section 1.8 hereof) and the cash value of the Contracts may be invested in other investment companies, provided, however, that until this Agreement is terminated pursuant to Article IX, the Company shall promote the Designated Portfolios on the same basis as other funding vehicles available under the Contracts. Funding vehicles other than those listed on Schedule A to this Agreement may be available for the investment of the cash value of the Contracts, provided, however, that if any such vehicle or series thereof, has investment objectives or policies that are substantially comparable to the investment objectives and policies of a Designated Portfolio available hereunder, the Company gives the Fund and the Underwriter 45 days written notice of its intention to make such other investment vehicle available as a funding vehicle for the Contracts.
               (b) The Company shall not, without prior notice to the Fund (unless otherwise required by applicable law), take any action to operate the Account as a management investment company under the 1940 Act.

               (c) The Company shall not, without prior notice to the Fund (unless otherwise required by applicable law), induce or encourage Contract owners to change or modify the Fund or remove or otherwise change the Fund’s distributor or investment adviser.
               (d) The Company shall not, without prior notice to the Fund, induce or encourage Contract owners to vote on any matter submitted for consideration by the shareholders of the Fund in a manner other than as recommended by the Board of Trustees of the Fund.
          The Company acknowledges that, pursuant to Form 24F-2, the Fund is not required to pay fees to the SEC for registration of its shares under the 1933 Act with respect to its shares issued to an Account that is a unit investment trust that offers interests that are registered under the 1933 Act and on which a registration fee has been or will be paid to the SEC (a “Registered Account”). The Company agrees to provide the Fund or its agent each year within 60 days of the end of the Fund’s fiscal year, or when reasonably requested by the Fund, information as to the number of shares purchased by a Registered Account and any other Account the interests of which are not registered under the 1933 Act. The Company acknowledges that the Fund intends to rely on the information so provided.
ARTICLE II. Representations and Warranties
          2.1. The Fund represents and warrants that (i) the Fund is lawfully organized and validly existing under the laws of the State of Delaware, (ii) the Fund is and shall remain registered under the 1940 Act, (iii) Designated Portfolio shares sold pursuant to this Agreement are registered under the 1933 Act (to the extent required by that Act) and are duly authorized for issuance, (iv) the Fund shall amend the registration statement for the shares of the Designated Portfolios under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of such shares, and (v) the Board has elected for each Designated Portfolio to be taxed as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). The Fund makes no representations or warranties as to whether any aspect of the Designated Portfolios’ operations, including, but not limited to, investment policies, fees and expenses, complies with the insurance laws and other applicable laws of the various states. The Company agrees to promptly notify the Fund of any investment restrictions imposed by state insurance law applicable to the Fund or a Designated Portfolio. The Fund shall not be responsible, and the Company shall take full responsibility, for determining any jurisdiction in which any qualification or registration of Fund shares or the Fund by the Fund may be required in connection with the sale of the Contracts or the indirect interest of any Contract in any shares of the Fund and shall advise the Fund at such time and in such manner as is necessary to permit the Fund to comply.
          2.2. The Underwriter represents and warrants that shares of the Designated Portfolios (i) shall be offered and sold in compliance in all material respects with applicable federal securities laws, (ii) are offered and sold only to Participating Insurance Companies and their separate accounts and to persons or plans that communicate to the Fund that they qualify to purchase shares of the Designated Portfolios under Section 817(h) of the Code and the regulations thereunder without impairing the ability of the Account to consider the portfolio investments of the Designated Portfolios as constituting investments of the Account for the purpose of satisfying the diversification requirements of Section 817(h) (“Qualified Persons”), and (iii) are registered and qualified for sale in accordance with the laws of the various states to the extent required by applicable law.
          2.3. Subject to Company’s representations and warranties in Sections 2.5 and 2.6, the Fund represents and warrants that it will invest the assets of each Designated Portfolio in such a manner as to ensure that the Contracts will be treated as annuity or life insurance contracts, whichever is appropriate, under the Code and the regulations issued thereunder (or any successor provisions). Without limiting the scope of the foregoing, the Fund represents and warrants that each Designated Portfolio has complied and will continue to comply with Section 817(h) of the Code and Treasury Regulation §1.817-5, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts, and any amendments or other modifications or successor provisions to such Section or Regulation. The Fund will make every reasonable effort (a) to notify the Company immediately upon having a reasonable basis for believing that a breach of this Section 2.3 has occurred, and (b) in the event of such a breach, to adequately diversify the Designated Portfolio so as to achieve compliance within the grace period afforded by Treasury Regulation §1.817-5.
          2.4. The Fund represents and warrants that each Designated Portfolio is or will be qualified as a Regulated Investment Company under Subchapter M of the Code, that the Fund will make every reasonable effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that the Fund will notify the Company immediately upon having a reasonable basis for believing that a Designated Portfolio has ceased to so qualify or that it might not so qualify in the future.
          2.5. The Company represents and warrants that the Contracts (a) are, or prior to issuance will be, registered under the 1933 Act, or (b) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company also represents and warrants that it is an insurance company duly organized and in good standing under applicable law, that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under Nebraska insurance laws, and that it (a) has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, or alternatively (b) has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act. The Company further represents and warrants that (i) the Contracts will be issued and sold in compliance in all material respects with all applicable federal securities and state securities and insurance laws, (ii) the sale of the Contracts shall comply in all material respects with state insurance suitability requirements; (iii) the information provided pursuant to Section 1.8 shall be accurate in all material respects; and (iv) it and the Account are Qualified Persons. The Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent required by applicable law.
          2.6. The Company represents and warrants that the Contracts are currently, and at the time of issuance shall be, treated as life insurance or annuity contracts, under applicable provisions of the Code, and that it will make every reasonable effort to maintain such treatment, and that it will notify the Fund and the Underwriter immediately upon having a reasonable basis for believing the Contracts have ceased to be so treated or that they might not be so treated in the future. In addition, the Company represents and warrants that each of its Accounts is a “segregated asset account” and that interests in the Accounts are offered exclusively through the purchase of or transfer into a “variable contract” within the meaning of such terms under Section 817 of the Code and the regulations thereunder. Company will use every reasonable effort to continue to meet such definitional requirements, and it will notify the Fund and the Underwriter immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.
          2.7. The Underwriter represents and warrants that it is a member in good standing of FINRA and is registered as a broker-dealer with the SEC.
          2.8. The Fund and the Underwriter represent and warrant that all of their trustees/directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.
          2.9. The Company represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by the Company dealing with the money and/or securities of the Account are covered by a blanket fidelity bond or similar coverage for the benefit of the Account, in an amount not less than $5 million. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. The Company agrees to hold for the benefit of the Fund and to pay to the Fund any amounts lost from larceny, embezzlement or other events covered by the aforesaid bond to the extent such amounts properly belong to the Fund pursuant to the terms of this Agreement. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies.
          2.10. The Company represents and warrants that it shall comply with any applicable privacy and notice provisions of 15 U.S.C. §§ 6801-6827 and any applicable regulations promulgated thereunder (including but not limited to 17 C.F.R. Part 248), and any other applicable federal and state privacy law, as they may be amended from time to time.
          2.11. The Company represents and warrants that it has in place an anti-money laundering program (“AML program”) that does now and will continue to comply with applicable laws and regulations, including the relevant provisions of the USA PATRIOT Act (Pub. L. No. 107-56 (2001)) and the regulations issued thereunder (the “Patriot Act”). The Company hereby certifies that it has established and maintains an AML program that includes written policies, procedures and internal controls reasonably designed to identify its Contract owners and has undertaken appropriate due diligence efforts to “know its customers” in accordance with all applicable anti-money laundering regulations in its jurisdiction including, where applicable, the Patriot Act. The Company further confirms that it will monitor for suspicious activity in accordance with the requirements of the Patriot Act. In addition, the Company represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury. The Company agrees to provide the Underwriter with such information as it may reasonably request, including but not limited to the filling out of questionnaires, attestations and other documents, to enable the Underwriter to fulfill its obligations under applicable law, and, upon its request, to file a notice pursuant to Section 314 of the Patriot Act and the implementing regulations related thereto to permit the voluntary sharing of information between the parties hereto. Upon filing such a notice, the Company agrees to forward a copy to the Underwriter, and further agrees to comply with all requirements under the Patriot Act and implementing regulations concerning the use, disclosure, and security of any information that is shared.
          2.12. The Company represents and warrants that (a) the Company has, and will maintain, policies and procedures reasonably designed to monitor and prevent market timing or excessive trading activity by its customers and (b) the Company will provide the Fund or its agent with assurances regarding the compliance of its handling of orders with respect to shares of the Designated Portfolios with the requirements of Rule 22c-1 under the 1940 Act, regulatory interpretations thereof, and the Fund’s market timing and excessive trading policies upon reasonable request. Additionally, the Company shall comply with provisions of the Prospectus (the term “Prospectus” to include the summary prospectuses and statutory prospectuses of the Portfolios of the Fund as defined under Rule 498 of the 1933 Act) and statement of additional information (“SAI”) of the Fund, and with applicable federal and state securities laws. Among other things, and without limitation of the foregoing, the Company shall be responsible for reasonably assuring that: (a) only orders to purchase, redeem or exchange Portfolio shares received by the Company or any Indirect Intermediary (as defined below) prior to the Valuation Time (as defined below) shall be submitted directly or indirectly by the Company to the Fund or its transfer agent or other applicable agent for receipt of a price based on the net asset value per share calculated for that day in accordance with Rule 22c-1 under the 1940 Act (Orders to purchase, redeem or exchange Portfolio shares received by the Company subsequent to the Valuation Time on any given day shall receive a price based on the next determined net asset value per share in accordance with Rule 22c-1 under the 1940 Act.); and (b) the Company shall cause to be imposed and/or waived applicable redemption fees, if any, only in accordance with the Portfolio’s then current statutory Prospectus or SAI and/or as instructed by the Underwriter. The Company further agrees to make reasonable efforts to assist the Fund and its service providers (including but not limited to the Underwriter) to detect, prevent and report market timing or excessive short-term trading of Portfolio shares. To the extent the Company has actual knowledge of violations of Fund policies (as set forth in the then current Prospectus or SAI) regarding (i) the timing of purchase, redemption or exchange orders and pricing of Portfolio shares, (ii) market timing or excessive short-term trading of Portfolio shares, or (iii) the imposition of redemption fees, if any, the Company agrees to report such known violations to the Underwriter. For purposes of this provision, the term “Valuation Time” refers to the time as of which the shares of a Portfolio are valued on each business day, currently the close of regular trading on the New York Stock Exchange (normally, 4:00 p.m., Eastern Time) on each day that the New York Stock Exchange is open for business.
          2.13 The Company agrees to provide promptly to the Underwriter, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) and the Contract owner number or participant account number, if known, of any or all Contractholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares held through an account maintained by the Company during the period covered by the request. Unless otherwise specifically requested by the Underwriter, the Company shall only be required to provide information relating to Contractholder-Initiated Transfer Purchases or Contractholder-Initiated Transfer Redemptions.
(a) Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Underwriter may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established or utilized by the Fund or the Underwriter for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Portfolio. If requested by the Underwriter, the Company will provide the information specified in this Section 2.13 for each trading day.
(b) Form and Timing of Response. The Company agrees to provide, promptly upon request of the Underwriter, the requested information specified in this Section 2.13. The Company agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in this Section 2.13 is itself a “financial intermediary,” as that term is defined in Rule 22c-2 under the 1940 Act (an “Indirect Intermediary”) and, upon request of the Underwriter, promptly either (i) provide (or arrange to have provided) the information set forth in this Section 2.13 for those Contractholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing shares in nominee name on behalf of other persons. The Company additionally agrees to inform the Underwriter whether it plans to perform (i) or (ii) above. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any Contractholder and transaction information provided to the Underwriter should be consistent with the NSCC Standardized Data Reporting Format.

(c) Limitations on Use of Information. The Underwriter agrees not to use the information received under this Section 2.13 for marketing or any other similar purpose without the prior written consent of the Company; provided, however, that this provision shall not limit the use of publicly available information, information already in the possession of the Underwriter, the Fund or their affiliates at the time the information is received pursuant to this Section 2.13 or information which comes into the possession of the Underwriter, the Fund or their affiliates from a third party.
(d) Agreement to Restrict Trading. The Company agrees to execute written instructions from the Underwriter to restrict or prohibit further purchases or exchanges of Portfolio shares by a Contractholder that has been identified by the Underwriter as having engaged in transactions in Portfolio shares (directly or indirectly through the Company’s account) that violate policies established or utilized by the Fund or the Underwriter for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Portfolio. Unless otherwise directed by the Underwriter, any such restrictions or prohibitions shall only apply to Contractholder-Initiated Transfer Purchases or Contractholder-Initiated Transfer Redemptions that are effected directly or indirectly through the Company.
(e) Form of Instructions. Instructions must include the TIN, ITIN or GII and the specific individual Contract owner number or participant account number associated with the Contractholder, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Contractholder is not known, the instructions must include an equivalent identifying number of the Contractholder(s) or account(s) or other agreed upon information to which the instruction relates.
(f) Timing of Response. The Company agrees to execute instructions from the Underwriter as soon as reasonably practicable, but not later than ten (10) business days after receipt of the instructions by the Company.
(g) Confirmation by the Company. The Company must provide written confirmation to the Underwriter that the Underwriter’s instructions to restrict or prohibit trading have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.
(h) Definitions. For purposes of this Section 2.13, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:
(i) The term “Contractholder” means the holder of interests in a Contract or a participant in an employee benefit plan with a beneficial interest in a Contract.
(ii) The term “Contractholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Contractholder that results in a transfer of assets within a Contract to a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as a transfer of assets within a Contract to a Portfolio as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) as a result of a one-time step-up in Contract value pursuant to a Contract death benefit; (iv) as a result of an allocation of assets to a Portfolio through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required “free look” period.
(iii) The term “Contractholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Contractholder that results in a transfer of assets within a Contract out of a Portfolio, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Portfolio as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Portfolio as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.
(iv) The term “Portfolios” shall mean the constituent series of the Fund, but for purposes of this Section 2.13 shall not include Portfolios excepted from the requirements of paragraph (a) of Rule 22c-2 by paragraph (b) of Rule 22c-2.
(v) The term “promptly” shall mean as soon as practicable but in no event later than ten (10) business days from the Company’s receipt of the request for information from the Underwriter.
(vi) The term “written” includes electronic writings and facsimile transmissions.
(vii) In addition, for purposes of this Section 2.13, the term “purchase” does not include the automatic reinvestment of dividends or distributions.
ARTICLE III. Prospectuses and Proxy Statements; Voting
          3.1. Subject to Section 6.1 and the parties’ agreement to use summary prospectuses, as such term is defined in Rule 498 under the 1933 Act, the Underwriter shall provide the Company with as many printed copies of the Fund’s current summary and statutory prospectuses (and supplements thereto) as the Company may reasonably request. The Fund shall bear the expense of printing and delivering (including postage) copies of the current summary prospectus and statutory prospectus, if requested by Contract owners, (and any supplements thereto) for the Contracts that will be distributed to existing Contract owners who allocate Contract value to any Fund investment option. The Company shall bear the expense of printing and delivering (including postage) copies of the Fund’s summary prospectuses and statutory prospectuses that are used in connection with offering the Contracts issued by the Company. If requested by the Company in lieu of receiving printed copies of the Fund’s summary and statutory prospectuses (and supplements thereto), the Fund shall provide an electronic copy of such documentation (including a final copy of the new summary and/or statutory prospectus in print ready PDF format at the Fund’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the summary prospectus for the Fund is amended) to have the prospectus for the Contracts and the Fund’s summary prospectus bound together in one document in accordance with applicable law, including but not limited to, Rule 498 under the 1933 Act. The Company, may, in its sole discretion, bind together the Fund’s summary prospectus with summary prospectuses and statutory prospectuses for other investment options under the Contracts in accordance with Rule 498 or other applicable guidance received from the SEC. The Company shall deliver the summary prospectus and/or statutory prospectus to existing Contract owners and potential investors as required by, and in accordance with, Rule 498 and all other applicable laws. The Fund shall use its best efforts to provide the Fund’s summary prospectuses and statutory prospectuses (which only includes the Fund portfolios offered by the Company) and full SAI by April 15th of each year. Such materials will be provided by the Fund or its agent to the Company no later than April 21st each year or some other date as mutually agreed upon by Fund or its agent and the Company.
(a) The Fund shall host and manage all of the electronic documents for purposes of compliance with Rule 498 requirements.
(b) The Company shall be permitted, but not required, to post a copy of the Fund’s summary prospectuses and/or statutory prospectuses on the Company’s web site. The Fund documents posted on the Company web site are for informational purposes only and are not intended to comply with Rule 498. Notwithstanding the above, the Fund shall be and remain solely responsible for ensuring that the Fund electronic documents are hosted and managed by the Fund’s web site and fully comply with the requirements of Rule 498.
          3.2. Subject to Section 6.1 and the parties’ agreement to not use summary prospectuses, as such term is defined in Rule 498 under the 1933 Act, the Underwriter shall provide the Company with as many printed copies of the Fund’s current statutory prospectuses (and supplements thereto) as the Company may reasonably request. The Fund shall bear the expense of printing and delivering (including postage) copies of the current statutory prospectus, if requested by Contract owners, (and any supplements thereto) for the Contracts that will be distributed to existing Contract owners who allocate Contract value to any Fund investment option. The Company shall bear the expense of printing and delivering (including postage) copies of the Fund’s statutory prospectuses that are used in connection with offering the Contracts issued by the Company. If requested by the Company in lieu of receiving printed copies of the Fund’s statutory prospectuses (and supplements thereto), the Fund shall provide an electronic copy of such documentation (including a final copy of the new statutory prospectus in PDF format at the Fund’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the statutory prospectus for the Fund is amended) to have the prospectus for the Contracts and the Fund’s statutory prospectus printed. The Fund shall use its best efforts to provide the Fund’s Prospectuses (which only includes the Fund portfolios offered by the Company) and full SAI by April 15th of each year. Such materials will be provided by the Fund or its agent to the Company no later than April 21st each year or some other date as mutually agreed upon by Fund or its agent and the Company.
          3.3. The Underwriter (or the Fund), at its expense, shall provide a reasonable number of printed copies (and an electronic copy in print ready PDF format) of the current SAI (and supplements thereto) for the Fund free of charge to the Company for itself and for any owner of a Contract who requests such SAI.
          3.4. The Fund shall provide the Company with information regarding the Fund’s expenses, which information may include a table of fees and related narrative disclosure for use in any prospectus or other descriptive document relating to a Contract. The Company agrees that it will use such information in the form provided. The Company shall provide prior written notice of any proposed modification of such information, which notice will describe in detail the manner in which the Company proposes to modify the information, and agrees that it may not modify such information in any way without the prior consent of the Fund.
          3.5. The Fund, at its expense, shall provide the Company with printed copies of Fund annual and semi-annual reports (in addition to an electronic copy in print ready PDF format) in such quantity as the Company shall reasonable require for distributing to Contract owners. The Fund shall reimburse the Company for costs incurred by the Company in connection with delivery (including postage) of the Fund annual and semi-annual reports.
          3.6. The Fund, at its expense, or at the expense of its designee, shall provide the Company with printed copies of its proxy material and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners. The Fund shall reimburse the Company for usual, customary and reasonable costs incurred by the Company in connection with delivery (including postage) of the proxy materials (or similar materials such as voting solicitation instructions), as well as processing, tabulation and project management costs provided that the Company provide the Fund with copies of appropriate invoices received for such costs. In lieu of all or part of the foregoing reimbursements, the Fund may elect to retain, at its own expense, a proxy solicitation firm to perform some or all of the tasks necessary for the Company to obtain voting instructions from Contract owners.
          3.7. The Company shall:
(i)	solicit voting instructions from Contract owners;

(ii)	vote the Fund shares in accordance with instructions received from Contract owners; and

(iii)	vote Fund shares for which no instructions have been received in the same proportion as Fund shares of such portfolio for which instructions have been received, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law. The Company will vote Fund shares held in any segregated asset account in the same proportion as Fund shares of such portfolio for which voting instructions have been received from Contract owners, to the extent permitted by law.
          3.8. Participating Insurance Companies shall be responsible for assuring that each of their separate accounts participating in a Designated Portfolio calculates voting privileges as required by the Shared Funding Exemptive Order and consistent with any reasonable standards that the Fund may adopt and provide in writing.
ARTICLE IV. Sales Material and Information
          4.1. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material that the Company develops and in which the Fund (or a Designated Portfolio thereof) or the Adviser or the Underwriter is named. No such material shall be used until approved by the Fund or its designee, and the Fund will use its best efforts for it or its designee to review such sales literature or promotional material within ten (10) Business Days after receipt of such material. The Fund or its designee reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Fund (or a Designated Portfolio thereof) or the Adviser or the Underwriter is named, and no such material shall be used if the Fund or its designee so object.
          4.2. The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund or the Adviser or the Underwriter in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus or SAI for the Fund shares, as such registration statement and Prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee or by the Underwriter, except with the permission of the Fund or the Underwriter or the designee of either. If the parties agree to use summary prospectuses, the Company shall comply with all applicable laws, including Rule 498 of the 1933 Act, when delivering a summary prospectus along with sales literature or other promotional material. The Fund shall be entitled to review Company’s placement of sales materials with the summary prospectus in order to review Company’s compliance with applicable laws.
          4.3. The Fund and the Underwriter, or their designee, shall furnish, or cause to be furnished, to the Company, each piece of sales literature or other promotional material that it develops and in which the Company, the Contracts and/or its Account, is named. No such material shall be used until approved by the Company, and the Company will use its best efforts to review such sales literature or promotional material within ten (10) Business Days after receipt of such material. The Company reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Company and/or its Account is named, and no such material shall be used if the Company so objects.
          4.4. The Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement, prospectus (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), or SAI for the Contracts, as such registration statement, prospectus, or SAI may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.
          4.5. Upon Company request, the Fund will provide to the Company at least one complete copy of all registration statements, summary and/or statutory prospectuses, SAIs, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, promptly after the filing of such document(s) with the SEC or other regulatory authorities.
          4.6. Upon Fund request, the Company will provide to the Fund at least one complete copy of all registration statements, prospectuses (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), SAIs, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, promptly after the filing of such document(s) with the SEC or other regulatory authorities. The Company shall provide to the Fund and the Underwriter any material complaints received from the Contract owners pertaining to the Fund or the Designated Portfolio.
          4.7. For purposes of this Article IV, the phrase “sales literature and other promotional materials” includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund or the Company: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Fund or the Company.
ARTICLE V. Fees and Expenses
          5.1. Except as otherwise provided herein, no party to this Agreement shall pay any fee or other compensation to any other party to this Agreement. Except as otherwise provided herein, all expenses incident to performance by a party under this Agreement shall be paid by such party.
          5.2. All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund’s shares, preparation and filing of the Fund’s Prospectuses and registration statement, proxy materials and reports, setting the Prospectuses in type, setting in type and printing the proxy materials and reports to shareholders, the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of the Fund’s shares.
          5.3 The Fund shall contribute a maximum of five thousand dollars ($5,000) annually towards the combined expenses of printing and delivering the Fund’s prospectus to existing owners of Contracts issued by the Company with any additional expenses to be borne by the Company.
ARTICLE VI. Potential Conflicts
          6.1. The parties to this Agreement agree that the conditions or undertakings required by the Mixed and Shared Funding Exemptive Order that may be imposed on the Company, the Fund and/or the Underwriter by virtue of such order by the SEC: (i) shall apply only upon the sale of shares of the Designated Portfolios to variable life insurance separate accounts (and then only to the extent required under the 1940 Act); (ii) shall apply and be incorporated herein by reference only if any of the Company, any Participating Insurance Company, the Fund or the Adviser relies on the exemptions from Sections 9(a), 13(a), 15(a) or 15(b) of the 1940 Act granted by the Mixed and Shared Funding Exemptive Order; (iii) will be incorporated herein by reference; and (iv) such parties agree to comply with such conditions and undertakings to the extent applicable to each such party notwithstanding any provision of this Agreement to the contrary.
          6.2. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the parties to this Agreement shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.5 and 3.6 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VII. Indemnification
7.1. Indemnification By the Company
               7.1(a). The Company agrees to indemnify and hold harmless the Fund and the Underwriter and each of its trustees/directors and officers, and each person, if any, who controls the Fund or Underwriter within the meaning of Section 15 of the 1933 Act or who is under common control with the Underwriter (collectively, the “Indemnified Parties” for purposes of this Section 7.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:
(i) arise out of or are based upon any untrue statement or alleged untrue statements of any material fact contained in the registration statement, prospectus (which shall include a written description of a Contract that is not registered under the 1933 Act), or SAI for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the registration statement, prospectus or SAI for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or
(ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI, or sales literature of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or its agents or persons under the Company’s authorization or control, with respect to the sale or distribution of the Contracts or Fund Shares; or
(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Fund by or on behalf of the Company; or
(iv) arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Section 2.6 of this Agreement); or

(v) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company;
as limited by and in accordance with the provisions of Sections 7.1(b) and 7.1(c) hereof.
               7.1(b). The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, fraud, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.
               7.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.
               7.1(d). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the Contracts or the operation of the Fund.
7.2. Indemnification by the Underwriter
               7.2(a). The Underwriter agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:
(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or SAI or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter or Fund by or on behalf of the Company for use in the registration statement, prospectus or SAI for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or
(ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature for the Contracts not supplied by the Underwriter or persons under its control) or wrongful conduct of the Fund or Underwriter or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or
(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund or the Underwriter; or
(iv) arise as a result of any failure by the Fund or the Underwriter to provide the services and furnish the materials under the terms of this Agreement (including a failure of the Fund, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Sections 2.3 and 2.4 of this Agreement); or
(v) arise out of or result from any material breach of any representation and/or warranty made by the Underwriter in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter; as limited by and in accordance with the provisions of Sections 7.2(b) and 7.2(c) hereof.
               7.2(b). The Underwriter shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, fraud, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.
               7.2(c). The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter of any such claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Party, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Underwriter to such party of the Underwriter’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.
               7.2(d). The Company agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.
7.3. Indemnification By the Fund
               7.3(a). The Fund agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.3) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including legal and other expenses) to which the Indemnified Parties may be required to pay or may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages, liabilities or expenses (or actions in respect thereof) or settlements, are related to the operations of the Fund and:
(i) arise as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Section 2.3 and 2.4 of this Agreement); or
(ii) arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund;
as limited by and in accordance with the provisions of Sections 7.3(b) and 7.3(c) hereof. The parties acknowledge that the Fund’s indemnification obligations under this Section 7.3 are subject to applicable law.
               7.3(b). The Fund shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, fraud, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company, the Fund, the Underwriter or the Account, whichever is applicable.
               7.3(c). The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Fund will be entitled to participate, at its own expense, in the defense thereof. The Fund also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Fund to such party of the Fund’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.
               7.3(d). The Company and the Underwriter agree promptly to notify the Fund of the commencement of any litigation or proceeding against it or any of its respective officers or directors in connection with the Agreement, the issuance or sale of the Contracts, the operation of the Account, or the sale or acquisition of shares of the Fund.
ARTICLE VIII. Applicable Law
          8.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of California.
          8.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, any Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith. If, in the future, the Mixed and Shared Funding Exemptive Order should no longer be necessary under applicable law, then Article VI shall no longer apply.
ARTICLE IX. Termination
          9.1. This Agreement shall continue in full force and effect until the first to occur of:
(a)	termination by any party, for any reason with respect to some or all Designated Portfolios, by three (3) months advance written notice delivered to the other parties; or

(b)	termination by the Company by written notice to the Fund and the Underwriter based upon the Company’s determination that shares of the Fund are not reasonably available to meet the requirements of the Contracts; or

(c)	termination by the Company by written notice to the Fund and the Underwriter in the event any of the Designated Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)	termination by the Fund or Underwriter in the event that formal administrative proceedings are instituted against the Company by FINRA, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund’s shares; provided, however, that the Fund or Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(e)	termination by the Company in the event that formal administrative proceedings are instituted against the Fund or Underwriter by FINRA, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or Underwriter to perform its obligations under this Agreement; or

(f)	termination by the Company by written notice to the Fund and the Underwriter with respect to any Designated Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M or fails to comply with the Section 817(h) diversification requirements specified in Section 2.4 hereof, or if the Company reasonably believes that such Portfolio may fail to so qualify or comply; or

(g)	termination by the Fund or Underwriter by written notice to the Company in the event that the Contracts fail to meet the qualifications specified in Section 2.6 hereof; or

(h)	termination by either the Fund or the Underwriter by written notice to the Company, if either one or both of the Fund or the Underwriter respectively, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(i)	termination by the Company by written notice to the Fund and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that the Fund, Adviser, or the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(j)	termination by the Fund or the Underwriter by written notice to the Company, if the Company gives the Fund and the Underwriter the written notice specified in Section 1.7(a) hereof and at the time such notice was given there was no notice of termination outstanding under any other provision of this Agreement; provided, however, any termination under this Section 9.1(j) shall be effective forty-five (45) days after the notice specified in Section 1.7(a)(ii) was given; or

(k)	termination by the Company upon any substitution of the shares of another investment company or series thereof for shares of a Designated Portfolio of the Fund in accordance with the terms of the Contracts, provided that the Company has given at least forty-five (45) days prior written notice to the Fund and Underwriter of the date of substitution; or

(l)	termination by the Fund if the Board has decided to (i) refuse to sell shares of any Designated Portfolio to the Company and/or any of its Accounts; (ii) suspend or terminate the offering of shares of any Designated Portfolio; or (iii) dissolve, reorganize, liquidate, merge or sell all assets of the Fund or any Designated Portfolio, subject to the provisions of Section 1.1; or

(m)	termination by any party in the event that the Fund’s Board of Trustees determines that a material irreconcilable conflict exists as provided in Article VI.
          9.2. (a) Notwithstanding any termination of this Agreement, and except as provided in Section 9.2(b), the Fund and the Underwriter shall, at the option of the Company, continue, until the one year anniversary from the date of termination, and from year to year thereafter if deemed appropriate by the Fund and the Underwriter, to make available additional shares of the Designated Portfolios pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, based on instructions from the owners of the Existing Contracts, the Accounts shall be permitted to reallocate investments in the Designated Portfolios of the Fund and redeem investments in the Designated Portfolios, and shall be permitted to invest in the Designated Portfolios in the event that owners of the Existing Contracts make additional premium payments under the Existing Contracts.
                    The Company agrees, promptly after any termination of this Agreement, to take all steps necessary to redeem the investment of the Accounts in the Designated Portfolios within one year from the date of termination of the Agreement as provided in Article IX. Such steps shall include, but not be limited to, obtaining an order pursuant to Section 26(c) of the 1940 Act to permit the substitution of other securities for the shares of the Designated Portfolios. The Fund may, in its discretion, permit the Accounts to continue to invest in the Designated Portfolios beyond such one year anniversary for an additional year beginning on the first annual anniversary of the date of termination, and from year to year thereafter; provided that the Fund agrees in writing to permit the Accounts to continue to invest in the Designated Portfolios at the beginning of any such year.
               (b) In the event (i) the Agreement is terminated pursuant to Sections 9.1(g) or 9.1(m), at the option of the Fund or the Underwriter; or (ii) the one year anniversary of the termination of the Agreement is reached or, after waiver as provided in Section 9.2(a), such subsequent anniversary is reached (each of (i) and (ii) referred to as a “triggering event” and the date of termination as provided in (i) or the date of such anniversary as provided in (ii) referred to as the “request date”), the parties agree that such triggering event shall be considered as a request for immediate redemption of shares of the Designated Portfolios held by the Accounts, received by the Fund and its agents as of the request date, and the Fund agrees to process such redemption request in accordance with the 1940 Act and the regulations thereunder and the Fund’s registration statement.
               (c) The parties agree that this Section 9.2 shall not apply to any terminations under Article VI and the effect of such Article VI terminations shall be governed by Article VI of this Agreement. The parties further agree that, to the extent that all or a portion of the assets of the Accounts continue to be invested in the Fund or any Designated Portfolio of the Fund, Articles I, II, VI, VII and VIII will remain in effect after termination.
          9.3. Notwithstanding any termination of this Agreement, each party’s obligation under Article VII to indemnify the other parties shall survive.
ARTICLE X. Notices
               Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:	PIMCO Variable Insurance Trust 840 Newport Center Drive Newport Beach, CA 92660 Attention: Legal Department

If to the Company:	Pacific Life Insurance Company 700 Newport Center Drive Newport Beach, CA 92660 Attention: General Counsel

If to Underwriter:	Allianz Global Investors Distributors LLC 1345 Avenue of the Americas New York, NY 10105 Attention: Legal Department
ARTICLE XI. Miscellaneous
          11.1. All persons dealing with the Fund must look solely to the property of the Fund, and in the case of a series company, the respective applicable Designated Portfolios listed on Schedule A hereto as though each such Designated Portfolio had separately contracted with the Company and the Underwriter for the enforcement of any claims against the Fund. The parties agree that neither the Board, officers, agents or shareholders of the Fund assume any personal liability or responsibility for obligations entered into by or on behalf of the Fund.
          11.2. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information has come into the public domain.
          11.3. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
          11.4. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.
          11.5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
          11.6. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the applicable Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the variable insurance contract operations of the Company are being conducted in a manner consistent with the applicable variable insurance contract laws and regulations and any other applicable law or regulations.

          11.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.
          11.8. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.
          11.9. If requested by the Fund, the Company shall furnish, or shall cause to be furnished, to the Fund or its designee copies of the following reports:
(a)	the Company’s annual statement (prepared under statutory accounting principles) and annual report (prepared under generally accepted accounting principles) filed with any state or federal regulatory body or otherwise made available to the public, as soon as practicable and in any event within 90 days after the end of each fiscal year; and

(b)	any registration statement (without exhibits) and financial reports of the Company filed with the Securities and Exchange Commission or any state insurance regulatory, as soon as practicable after the filing thereof.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.
PACIFIC LIFE INSURANCE COMPANY:

By its authorized officer
By:	/s/ Anthony J. Dufault
	Name:	Anthony J. Dufault
	Title:	Assistant Vice President
	Date:	04/09/2010

	Attest:	/s/ Audrey L. Milfs
Audrey L. Milfs

Corporate Secretary
PIMCO VARIABLE INSURANCE TRUST

By its authorized officer
By:	/s/ Peter G. Strelow
	Name:	Peter G. Strelow
	Title:	Vice Presdient
	Date:	04/26/2010

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By its authorized officer
By:	/s/ Steven B. Plump
	Name:	Steven B. Plump
	Title:	Managing Director
	Date:	05/05/2010

Schedule A
The term “Designated Portfolio” of the Fund will include any currently offered class of any Portfolio of the Fund (as listed below) as well as any Portfolio of the Fund or any share class of any Portfolio (now existing or hereafter created) created subsequent to the date hereof.
Designated Portfolios/Classes:
Administrative Class Shares
All Asset Portfolio
All Asset All Authority
CommodityRealReturn Strategy Portfolio
Diversified Income Portfolio
Emerging Markets Bond Portfolio
Foreign Bond Portfolio (Unhedged)
Foreign Bond Portfolio (U.S. Dollar-Hedged)
Global Bond Portfolio (Unhedged)
Global Multi-Asset Portfolio
High Yield Portfolio
Long-Term U.S. Government Portfolio
Low Duration Portfolio
Money Market Portfolio
Real Return Portfolio
Short-Term Portfolio
Total Return Portfolio
Institutional Class Shares
All Asset Portfolio
CommodityRealReturn Strategy Portfolio
Emerging Markets Bond Portfolio
Foreign Bond Portfolio (U.S. Dollar-Hedged)
Global Bond Portfolio (Unhedged)
High Yield Portfolio
Long-Term U.S. Government Portfolio
Low Duration Portfolio
Money Market Portfolio
Real Return Portfolio
Short-Term Portfolio
Total Return Portfolio
Advisor Class Shares
All Asset Portfolio
All Asset All Authority Portfolio

CommodityRealReturn Strategy Portfolio
Emerging Markets Bond Portfolio
Foreign Bond Portfolio (Unhedged)
Global Bond Portfolio (Unhedged)
Global Multi-Asset Portfolio
High Yield Portfolio
Long-Term U.S. Government Portfolio
Low Duration Portfolio
Real Return Portfolio
Short-Term Portfolio
Total Return Portfolio
Class M Shares
All Asset Portfolio
All Asset All Authority Portfolio
Segregated Asset Accounts:
Separate Account A of Pacific Life Insurance Company
Pacific Select Variable Annuity Separate Account of Pacific Life Insurance Company
Contracts:
Pacific Destinations
Pacific Odyssey
Pacific Journey
Pacific Innovations
Pacific Innovations Select
Pacific Value Edge
Pacific Value
Pacific Voyages
Pacific Portfolios for Chase
Pacific Portfolios
Pacific One Select
Pacific One
Pacific Select Variable Annuity